SUB-ITEM 77Q3

AIM Municipal Bond Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 1/31/2009
File number: 811-05686
Series No.:  7

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                    $ 8,134
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                    $   354
        Class C                    $   420
        Class Y                    $   222
        Investor Class             $ 2,892


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                     0.1711
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                     0.1432
        Class C                     0.1428
        Class Y                     0.1153
        Investor Class              0.1756


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                     46,321
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                      2,220
        Class C                      3,573
        Class Y                      1,937
        Investor Class              16,411


74V.  1 Net asset value per share (to nearest cent)
        Class A                     $ 7.51
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                     $ 7.53
        Class C                     $ 7.51
        Class Y                     $ 7.51
        Investor Class              $ 7.52